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                                                                     EXHIBIT 2.3

                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE WESTERN DISTRICT OF LOUISIANA
                               OPELOUSAS DIVISION

IN RE:                                 )
                                       )
PETSEC ENERGY INC.                     )             CASE NO. 00BK-50741
                                       )
              DEBTOR.                  )                 (CHAPTER 11)

                     ORDER CONFIRMING FIRST AMENDED PLAN OF
               REORGANIZATION FOR PETSEC ENERGY INC., AS MODIFIED

         At Opelousas, Louisiana, there came on for hearing commencing on November 21, 2000 (the "Confirmation Hearing"), the confirmation of the First Amended Plan of Reorganization for Petsec Energy Inc. dated October 13, 2000, as restated to reflect all modifications through November 21, 2000 (as so modified, the "Plan"). The Bankruptcy Court, having considered the Plan, the statements of counsel, the evidence presented or proffered, the pleadings, the record in this case, and any timely filed objections to the Plan, and each objection to the Plan having been either withdrawn or overruled, and being otherwise fully advised, makes the following findings of fact and conclusions of law:

                                FINDINGS OF FACT

         1. On April 13, 2000 (the "Petition Date"), the Debtor filed its voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). Since the Petition Date, the Debtor has continued to operate its business and manage its assets as a debtor in possession pursuant to Bankruptcy Code Sections 1107(a) and 1108.


ORDER CONFIRMING FIRST AMENDED PLAN OF REORGANIZATION FOR PETSEC ENERGY INC. -
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         2. On October 13, 2000, the Debtor filed the Plan (excluding subsequent modifications) with the Bankruptcy Court.(1) On October 13, 2000, the Bankruptcy Court entered (a) that certain Order (i) Approving the First Amended Disclosure Statement for the First Amended Plan of Reorganization, (ii) Setting
Confirmation Hearing on the Plan, and (iii) Granting Other Relief Relating to the Plan Solicitation and the Confirmation Hearing (the "Disclosure Statement Order") and (b) the Sale Procedure Order.

         3. The Debtor, with the assistance of the Transaction Broker, has conducted a comprehensive marketing process to sell the Debtor and/or all of the Debtor's assets. The Debtor, in its business judgment and in consultation with the Creditors' Committee and the Transaction Broker, concluded that the following proposals were the highest and best offers for the Auction Sale
Assets:

         (a) by Apache Corporation ("Apache") to purchase the Debtor's right, title and interest in the assets located in the West Cameron Region (WC 237, WC 543/544 and WC 653), the Main Pass Region (MP 5/6/7/90/91/93, MP 84 and MP 104/105) and the Ship
                  Shoal Region (SS 192/193/194, GI 45 and SMI 7) all as more fully described in that certain Purchase and Sale Agreement dated October 2, 2000, by and between Apache and the Debtor (the "Apache Agreement"), for an aggregate Cash purchase price of $51,200,000;

         (b) by ATP Oil & Gas Corporation ("ATP") to separately purchase the Debtor's right, title and interest in i) South Marsh Island Blocks 189/190 and ii) West Cameron 461 all as more fully described in two respective Purchase and Sale Agreements each dated October 2, 2000, by and between ATP and the Debtor (the "ATP Agreements"), for a Cash purchase price of $3,129,000 and $1,617,000, respectively; and


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(1) All capitalized terms used in this order and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

ORDER CONFIRMING FIRST AMENDED PLAN OF REORGANIZATION FOR PETSEC ENERGY INC. -
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         (c)      by Stone Energy Corporation ("Stone") to purchase the Debtor's right, title and interest in South Pelto 22 all as more fully described in a Purchase and Sale Agreement dated October 2, 2000, by and between Stone and the Debtor (the "Stone Agreement"), for a Cash purchase price of $800,000;

         (d) by California Hydrocarbons Corporation ("CHC") to purchase the Debtor's right, title and interest in its California mineral interests (working interest wells: Petsec 31-2 well, Petsec 4-31 well, Armstrong 17-1 well, and Armstrong 17-3 well; override interest wells: Mumma 1-1 well, and Driver Unit 1-30 well), all as more fully described in a Purchase and Sale Agreement dated November 17, 2000, by and between CHC and the Debtor (the "CHC Agreement"), for a Cash purchase price of $112,500;

         (e) by PEL, or its designee, to purchase all of the Debtor's right, title and interest in Vermillion 258 all as more fully described in a Purchase and Sale Agreement dated October 30, 2000, by and between PEL and the Debtor (the "V258 Agreement") for a Cash purchase price of $2,734,000; and

         (f) by PEL, or its designee, to purchase all of the Debtor's right, title and interest in West Cameron Block 145 (OCS-G 19704), Ship Shoal Block 180 (OCS-G 19813), High Island Block 33 (South of State/Federal line) (OCS-G 21340) and High Island Block 33 (North of State/Federal line) (State of Texas M-100385) all as more fully described in a Letter Agreement dated November 20, 2000, by and between PEL and the Debtor (the "Other Leases Agreement") for a Cash purchase price of $150,000.



ORDER CONFIRMING FIRST AMENDED PLAN OF REORGANIZATION FOR PETSEC ENERGY INC. -
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True and correct copies of the Apache Agreement, each of the ATP Agreements, the
Stone Agreement, the CHC Agreement, the V258 Agreement and the Other Leases Agreement (individually, a "Purchase Agreement", and collectively, the "Purchase Agreements") were filed as Plan Documents with the Bankruptcy Court. For purposes of this Order, Apache, ATP, Stone, CHC and PEL (or its designee) shall each be sometimes referred to individually as a "Purchaser" and collectively as the "Purchasers." The term "PEL", as used herein shall include PEL, or any designee of PEL, including, without limitation, PUSA.

         4. In addition, the Debtor, in its business judgment and in consultation with the Creditors' Committee and the Transaction Broker, concluded that the proposal by PUSA, the Debtor's parent company, to purchase the Retained Assets (which includes, without limitation, certain of the Miscellaneous Assets (as defined in the Sale Procedure Order)) for an aggregate cash purchase price of $130,000 as set forth in the Plan, is the highest and best offer for such assets.(2)

         5. The Bankruptcy Court also finds that the proposals set forth (a) in the Purchase Agreements, are the highest and best offers for the respective Auction Sale Assets covered thereby and (b) in the Plan, is the highest and best offer for the Retained Assets. Under the circumstances, the marketing process engaged in by the Debtor and its professionals and the Transaction Broker during the Debtor's Chapter 11 Case has maximized the sale price for the Auction Sale Assets and the Retained Assets.


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(2) The Bankruptcy Court recognizes that in the event the Effective Date occurs on or before December 15, 2000, the assets under the V258 Agreement and the Other Leases Agreement shall be retained by the Reorganized Debtor as part of the Retained Assets. In such event, the purchase price for the Retained Assets, shall be increased by the amounts payable under the V258 Agreement and the Other Leases Agreement. If the Effective Date does not occur by December 15, 2000, PEL, or its designee, will purchase the assets covered by the V258 Agreement and the Other Leases Agreement on or before December 15, 2000.

ORDER CONFIRMING FIRST AMENDED PLAN OF REORGANIZATION FOR PETSEC ENERGY INC. -
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         6. The Debtor has provided appropriate, due and adequate notice of the
Confirmation Hearing, the Sale Procedure, and the modifications included in the Plan, and such notice is in compliance with Bankruptcy Rules 2002, 3019, 6004, 6006 and 9014. Without limiting the foregoing, as evidenced by certificates of service on file with the Bankruptcy Court, the Debtor has complied with the notice and sale procedures set forth in the Sale Procedure Order and notice and solicitation procedures set forth in the Disclosure Statement Order. In addition to the actual notice provided, such notice included, without limitation, publication notice in the Wall Street Journal, national edition, on October 24, 2000. No other or further notice of the Confirmation Hearing, the Sale Procedure, the proposed sales or the modifications included in the Plan is necessary or required.

         7. Classes 1, 2, 3 and 4 are not Impaired under the Plan and, therefore, deemed to have accepted the Plan in accordance with Bankruptcy Code
Section 1126(f). Classes 5, 6, 7 and 8 are Impaired under the Plan and have accepted the Plan in accordance with Bankruptcy Code Section 1126(c) and (d).

         8. The Debtor is a good faith seller and each Purchaser is a good faith purchaser within the meaning of Bankruptcy Code Section 363(m). The Debtor and each Purchaser are entitled to all of the protections of Section 363(m). The Purchase Agreement with each Purchaser is the product of substantial and good faith negotiations that were conducted at arm's length and without collusion; each Purchaser (save and except for PEL) is not an Insider. In addition, the purchase by PEL of the Retained Assets as provided in the Plan is a product of substantial and good faith negotiations that were conducted at arm's length and without collusion, and PEL is entitled to the protections of Section 363(m). Neither the Purchasers, PEL nor the Debtor engaged in any conduct that would cause or permit the transactions to be avoided pursuant to Bankruptcy Code
Section 363(n).



ORDER CONFIRMING FIRST AMENDED PLAN OF REORGANIZATION FOR PETSEC ENERGY INC. -
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         9. Confirmation of the Plan and approval of each of the Purchase
Agreements, the consummation of the sale of the Auction Sale Assets, and the purchase and retention of the Retained Assets under the Plan is in the best interest of the Debtor, the Debtor's Estate, Creditors, Equity Interest holders and other parties. The Bankruptcy Court finds that the Debtor has articulated good and sufficient business reasons justifying the sale of the Auction Sale Assets and the purchase and retention of the Retained Assets pursuant to Bankruptcy Code Section 363 and as provided in the Plan. The Bankruptcy Court further finds that the Debtor has articulated good and sufficient business reasons justifying the assumption of the executory contracts and unexpired leases (collectively, the "Executory Contracts") as listed on EXHIBITS 1-A, 1-B AND 1-C to the Plan pursuant to Bankruptcy Code Section 365 and the assignment of certain of the Executory Contracts as provided in EXHIBITS 1-A and 1-B to the Plan.

         10. The Debtor has demonstrated adequate assurance of future performance with respect to the Executory Contracts to be assumed by the Debtor. Each Purchaser has demonstrated the ability to provide adequate assurance of future performance under Bankruptcy Code Section 365 as to the Executory Contracts to be assigned to it. The Debtor has provided adequate assurance that any outstanding defaults under the Executory Contracts will be promptly cured as provided in the Plan and in this Order. The assumption and assignment of the Executory Contracts under each of the Purchase Agreements is conditioned upon the Debtor and the applicable Purchaser closing the contemplated transaction under the respective Purchase Agreement; and the sale to each Purchaser of the Auction Sale Assets covered by its Purchase Agreement is conditioned upon the assumption and assignment of the Executory Contracts identified under such Purchase Agreement.

         11. The Reorganized Debtor shall retain and manage the Retained Assets and continue to engage in business following the Effective Date.



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         12. All findings of fact made herein or announced by the Bankruptcy
Court on the record in connection with the Confirmation of the Plan are incorporated herein.

         13. All findings of fact which are conclusions of law shall be deemed to be conclusions of law.


                               CONCLUSIONS OF LAW

         14. The Bankruptcy Court has jurisdiction over this Chapter 11 Case and of the property of the Debtor and its Estate under 28 U.S.C. Sections 1334 and
157. This matter concerns the administration of the Debtor's Estate, approval of the sale of property of the Debtor's Estate, confirmation of a plan, and the assumption and assignment of unexpired leases and executory contracts and is, therefore, a core proceeding under 28 U.S.C. Sections 157(b)(2)(A), (L), (M),
(N) and (O).

         15. Good and sufficient notice of the Plan solicitation, the Confirmation Hearing, the Sale Procedure, the proposed sale transactions and the proposed modifications included in the Plan have been given in accordance with the requirements of the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules for the Western District of Louisiana, the Disclosure Statement Order and the Sale Procedure Order. The modifications to the Plan that were provided to the Bankruptcy Court at the Confirmation Hearing do not require additional disclosure or re-solicitation of Plan acceptances and rejections.

         16. The modifications to the Plan have been properly filed in advance of Confirmation of the Plan, and adequate and sufficient notice thereof has been provided to the appropriate parties. Pursuant to Bankruptcy Rule 3019, the Bankruptcy Court finds that the modifications do not adversely change the treatment of the holder of any Claim or Equity Interest under the Plan, who has not accepted in writing the



ORDER CONFIRMING FIRST AMENDED PLAN OF REORGANIZATION FOR PETSEC ENERGY INC. -
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modifications. All Creditors and Equity Interest holders who previously accepted the Plan (without the modifications) are deemed to have accepted the Plan (with the modifications).

         17. The Plan complies with all applicable requirements of Bankruptcy Code Sections 1122 and 1123. The Plan also complies with the applicable requirements of Bankruptcy Code Section 1129(a)(1) through (13) including, but not limited to the following:

               a) the Plan complies with all applicable provisions of the Bankruptcy Code;

               b) the Debtor, as the proponent of the Plan, has complied with the applicable provisions of the Bankruptcy Code;

               c) the Plan has been proposed in good faith and not by any means forbidden by law;

               d) any payment made or to be made by the Debtor for services or for costs and expenses in or in connection with this Case or the Plan have been approved by, or will be subject to the approval of, the Bankruptcy Court as reasonable;

               e) the Debtor has disclosed the identity and affiliations of the Liquidating Trustee and the identity of any Person who is an Insider and which may be employed or retained by the Liquidating Trust post-Confirmation and they will serve in a capacity consistent with interest of Creditors and Equity Interest holders and with public policy;

               f) the Plan does not contain any rate charge by the Debtor which requires approval of the governmental or regulatory entity;

               g) each holder of a Claim or Equity Interest in an Impaired Class has accepted the Plan or will receive or retain under the Plan on account of such Claim or Equity Interest property of a value as of the Effective Date that is not less than the amount that such holder would receive or retain if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code as of the Effective Date;

               h) each Class of Claims or Equity Interests has accepted the Plan or such Class is not Impaired under the Plan;



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               i)   the Plan provides that holders of Claims specified in
                    Bankruptcy Codes Section 507(a)(1)-(6) receive Cash payments of a value as of the Effective Date of the Plan equal to Allowed Amount of such Claims;

               j) at least one Class of Creditors that is Impaired under the Plan, not including acceptances by Insiders, has accepted the Plan;

               k) confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization other than the liquidation as provided in the Plan;

               l) pursuant to 28 U.S.C. Section 1930, all applicable United States Trustee fees have been timely paid or the Plan provides for payment of all such fees; and

               m) the Debtor is not obligated for the payment of retiree benefits as defined in Bankruptcy Code Section 1114.

         18. All requirements of Bankruptcy Code Section 363(b) and (f) and any other applicable law relating to the sale of the Auction Sale Assets have been satisfied. All requirements of Bankruptcy Code Section 365 relating to the assumption and/or assumption and assignment of the Executory Contracts as provided in the Plan have been satisfied. The Reorganized Debtor has demonstrated adequate assurance of future performance with regard to the Retained Contracts. The undertakings of each Purchaser constitute adequate assurance of their future performance under the Executory Contracts to be assigned to it under the Plan.

         19. The transactions contemplated by the Plan undertaken by each Purchaser and the Debtor are at arm's length, without collusion and in good faith within the meaning of Bankruptcy Code Section 363(m), and such parties are entitled to the protections afforded by Bankruptcy Code Section 363(m). Neither the Purchasers nor the Debtor engaged in any conduct that would cause or permit the transactions to be avoided pursuant to Bankruptcy Code Section 363(n).

         20. The transfers of Auction Sale Assets by the Debtor to each Purchaser (a) are or will be legal, valid and effective transfers of the Auction Sale Assets to such



ORDER CONFIRMING FIRST AMENDED PLAN OF REORGANIZATION FOR PETSEC ENERGY INC. -
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Purchaser and (b) vest or will vest each Purchaser with all right, title and interest of the Debtor in and to the Auction Sale Assets on the Closing Date(3) of such sale free and clear of all Liens, Claims, encumbrances and other interests pursuant to Bankruptcy Code Sections 363(b) and (f), except that each Purchaser shall assume the Debtor's obligations under each Executory Contract assigned to it to the extent such obligations arise after the effective date of such transaction as identified in such Purchaser's Purchase Agreement. Further, each Purchaser, upon closing its respective Auction Sale, shall be deemed to have assumed all Claims, encumbrances, liabilities, and other obligations of the Estate as identified in the respective Purchase Agreement between the Debtor and such Purchaser, and the Liquidating Trustee shall have no liability therefor.

         21. The issuance of the Liquidating Trust Interests to holders of Allowed Claims in Classes 5 and 6 pursuant to the Plan shall be exempt from registration under the Securities Act of 1933, as amended, and similar state or local laws pursuant to Bankruptcy Code Section 1145.

         22. All conclusions of law made or announced by the Bankruptcy Court on the record in connection with the Confirmation Hearing are incorporated herein.

         23. All conclusions of law which are findings of facts shall be deemed to be findings of fact.

IN ACCORDANCE WITH AND BASED ON THE FOREGOING FINDINGS OF FACT AND CONCLUSIONS OF LAW, IT IS HEREBY ORDERED THAT:

         1. The Plan (a true and correct copy of which is attached hereto as EXHIBIT "A") is hereby confirmed and approved in all respects.


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(3) For purposes of this Order, "Closing Date" shall mean when applied to each
Auction Sale, the "Closing Date" as defined in the Purchase Agreement related to such sale.

ORDER CONFIRMING FIRST AMENDED PLAN OF REORGANIZATION FOR PETSEC ENERGY INC. -
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         2. All objections to the Plan not withdrawn are overruled and denied.
All objections withdrawn are deemed withdrawn with prejudice.

         3. Pursuant to Bankruptcy Code Section 1141, the Plan, the Plan Documents and this Order shall be binding, as provided in such documents, upon:
(a) the Debtor; (b) the Liquidating Trust and the Liquidating Trustee; (c) each Person acquiring, receiving or retaining property under the Plan including, but limited to, each Purchaser; (d) each party to an executory contract or unexpired lease of the Debtor; (e) each Creditor and Equity Interest holder of the Debtor, whether the Claim or Equity Interest of such Creditor or Equity Interest holder is Impaired under the Plan and whether such Creditor or Equity Interest holder has accepted the Plan; (f) Petsec Energy Ltd; and (g) each of the foregoing Person's respective heirs, executors, administrators, successors and assigns.

         4. To the fullest extent permitted by the Bankruptcy Code, including Bankruptcy Code Section 1141, on the Effective Date, the Debtor shall be, and hereby is released and discharged from any debt that arose before the Effective Date and from any debt of the kind specified in Bankruptcy Code Sections 502(g), 502(h) or 502(i), except as otherwise provided in the Plan, whether or not (a) a proof of Claim based on such debt is filed or deemed filed under Bankruptcy Code
Section 501; (b) such Claim is an Allowed Claim under Bankruptcy Code Section 502; or (c) the holder of such Claim has accepted the Plan.

         5. Except as otherwise provided by the Plan, from and after the Effective Date, all Persons who have held, hold or may hold Claims against or Equity Interests in the Debtor, are permanently enjoined from taking any of the following actions affecting or against the Estate, the Reorganized Debtor, the Debtor, the Liquidating Trustee, or the Liquidating Trust, or any of their respective property:



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         (a) commencing or continuing in any manner directly or indirectly any suit, action or other proceeding;

         (b) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order;

         (c) creating, perfecting or otherwise enforcing in any manner directly or indirectly any Lien or other encumbrance of any kind;

         (d) asserting any setoff, right of subrogation or recoupment of any kind directly or indirectly; and

         (e) commencing or continuing in any manner or in any place, any action that does not conform to or comply with or is inconsistent with the provisions of the Plan and the Plan Documents.

         6. Pursuant to the provisions of Bankruptcy Code Sections 363(b) and
(f) and 1141(b) and (c) and Sections 5.3 and 17.2 of the Plan on the Effective Date, the Liquidating Trust Assets shall vest in the Liquidating Trust, free and clear of all Liens, Claims, encumbrances and other interests except as provided in the Plan. The Liquidating Trust Assets shall not include any of the Auction Sale Assets to be transferred to a Purchaser under its Purchase Agreement or the Retained Assets. The Liquidating Trust Assets shall, however, include without limitation, all proceeds from the sale of the Auction Sale Assets, all amounts paid or payable by any Purchaser under its Purchase Agreement whether pursuant to a settlement statement, joint venture audit or otherwise and the Retained Assets Payment.

         7. The Liquidating Trustee shall be fully empowered to receive, manage, dispose and distribute the Liquidating Trust Assets conveyed to the Liquidating Trust, subject to the terms of the Plan, the Liquidating Trust Agreement, this Order and any



ORDER CONFIRMING FIRST AMENDED PLAN OF REORGANIZATION FOR PETSEC ENERGY INC. -
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other agreement that becomes binding in connection with the consummation of the
Plan.

         8. Pursuant to the provisions of Bankruptcy Code Sections 363(b) and
(f) and 1141(b) and (c) and Section 5.7 and 17.2 of the Plan, on the Effective Date, the Retained Assets shall vest in the Reorganized Debtor free and clear of all Liens, Claims, encumbrances and other interests except as provided in the Plan.

         9. The holders of all Claims resulting from the rejection of executory contracts or unexpired leases shall file a proof of Claim within thirty (30) days from the Effective Date, or otherwise such Claims shall be forever barred. All holders of asserted Administrative Claims, except for Professional Fee Claims, not paid or allowed prior to the Effective Date shall file applications for approval of such Claims with the Bankruptcy Court within thirty (30) days from the Effective Date or forever be barred from doing so; provided, however, the holders of Administrative Claims incurred and paid by the Debtor in the ordinary course of business during the Chapter 11 Case shall be deemed Allowed Claims and shall not be required to submit applications for approval of such Administrative Claims. In addition, the State of Louisiana, Department of Natural Resources, Office of Mineral Resources and State Mineral Board shall file any Claim or Administrative Claim that it may have for unpaid royalties that arise from its audit of the Debtor for the period of January 1, 2000, to September 30, 2000, on or before the later of January 15, 2001, or the date that is thirty (30) days after the Effective Date.

         10. The provisions of Articles X and XI of the Plan governing distributions under the Plan and the procedures with respect to Disputed Claims are hereby approved and found to be fair and reasonable.

         11. The Bankruptcy Court shall retain exclusive jurisdiction over all matters provided for in Article XV of the Plan, in any Plan Document or any agreement, order or



ORDER CONFIRMING FIRST AMENDED PLAN OF REORGANIZATION FOR PETSEC ENERGY INC. - PAGE 13.
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stipulation entered in connection with the Chapter 11 Case and with respect to the interpretation of the provisions of the Plan, the Plan Documents and this Order.

         12. Except for proceedings brought in the Bankruptcy Court, or pursuant to further orders of the Bankruptcy Court, the Debtor, the Reorganized Debtor, the Liquidating Trust, the Liquidating Trustee, the holders of Claims against and Equity Interests in the Debtor, and all other parties in interest, and any Person acting or purporting to act by, through or under any of the foregoing, are hereby forever enjoined from commencing any action in any court seeking to
(a) modify any term of the Plan or any Plan Document, or any action taken or to be taken under the Plan or any Plan Document, or (b) interfere with the receipt and retention of any distribution or transfer of property made or to be made under the Plan or any Plan Document, or any payment or performance of obligations under the Plan or any Plan Document, except as expressly provided in the Plan (including, but not limited to Section 9.3 of the Plan). Notwithstanding the foregoing, nothing contained in this paragraph shall impair or limit the jurisdiction retained by the Bankruptcy Court hereunder or in the Plan, including jurisdiction of actions brought to enforce rights granted under the Plan or the Plan Documents.

         13. John J. Caliolo is hereby approved and appointed as the Liquidating Trustee of the Liquidating Trust, without bond. The Liquidating Trustee has full authority to act on behalf of the Liquidating Trust as specified in the Plan and the Liquidating Trust Agreement and to take the actions contemplated in the Plan and the Liquidating Trust Agreement. Fidelity Investments, Evergreen Investment Management Co., and Sun America Investments, Inc. are hereby appointed to the Plan Administration Committee.

         14. Pursuant to Bankruptcy Code Section 1123(b)(3)(B), the Liquidating Trustee shall be the representative of the Debtor's Estate for purposes of pursuing any Cause of



ORDER CONFIRMING FIRST AMENDED PLAN OF REORGANIZATION FOR PETSEC ENERGY INC. -
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Action to the extent that such Cause of Action vests in or is assigned to the
Liquidating Trust in accordance with the terms of the Plan.

         15. The Purchase Agreements and the exhibits attached thereto are approved in all respects. In accordance with Bankruptcy Code Sections 363, 365 and 1123(a)(5)(A) and (D), the Debtor is authorized to (a) consummate the sale of the Auction Sale Assets to the Purchasers pursuant to the terms of the Purchase Agreements and (b) to assume and assign all Executory Contracts that are part of the Auction Sale Assets. The Debtor is further authorized to perform its obligations under the Plan, Purchase Agreements and otherwise to consummate all of the transactions contemplated thereby.

         16. The Debtor and each other Person having duties or responsibilities under the Plan, the Purchase Agreements, the other Plan Documents or this Order, and their respective directors, officers, general partners, agents, representatives, and attorneys, are authorized and empowered to (a) carry out all of the provisions of the Plan, the Purchase Agreements and the other Plan Documents; (b) to issue, execute, deliver, file and record, as appropriate, the Plan, the Purchase Agreements and the other Plan Documents and any related agreements; (c) to take any action contemplated by the Plan, the Purchase Agreements and the other Plan Documents or this Order; and (d) to issue, execute, deliver, file and record, as appropriate, such other contracts, instruments, releases, deeds, bills of sale, assignments, or other agreements, and to perform such other acts as are consistent with, and necessary or appropriate to, implement, effectuate and consummate the Plan, the Purchase Agreements, the other Plan Documents and this Order and the transactions contemplated thereby and hereby, all without further application to, or order of, the Bankruptcy Court or further action by their respective directors or stockholders, and with like effect as if such actions had been taken by unanimous action of the respective directors and stockholders of such Persons. The President, any Vice President or Secretary of the Debtor shall be, and



ORDER CONFIRMING FIRST AMENDED PLAN OF REORGANIZATION FOR PETSEC ENERGY INC. -
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hereby is, authorized to certify or attest to any of the foregoing actions and to execute such documents as may be necessary to effectuate the Plan, the Purchase Agreements and the other Plan Documents. Without limiting the generality of the foregoing, this Order shall constitute all approvals and consents, if any, required by the General Corporation Law of the State of Nevada and all other applicable business corporation, trust and other laws of the applicable governmental units with respect to the Debtor's implementation and consummation of the Plan, the Liquidating Trust Agreement, the Purchase Agreements and this Order and the transactions contemplated thereby and hereby.

         17. Each Executory Contract to be assumed by the Debtor and assumed and assigned to the Liquidating Trust or a Purchaser, as set forth in EXHIBITS 1-A, 1-B, 1-C to the Plan, will remain valid and binding and in full force and effect in accordance with their respective terms for the benefit of the Reorganized Debtor, the Liquidating Trust or such Purchaser, notwithstanding any provision in such Executory Contracts (including those described in Bankruptcy Code Sections 365(b)(2) and (f)(1) and (3) or any applicable nonbankruptcy law), that prohibits, restricts or conditions such assumption, assignment or transfer.

         18. On the Closing Date, all right, title and interest in and to the Auction Sale Assets shall be immediately vested in the applicable Purchaser pursuant to Bankruptcy Code Sections 363(b) and (f) free and clear of any Liens, Claims, encumbrances and other interests except to the extent such Liens, Claims and encumbrances and other interests are assumed by a Purchaser under its Purchase Agreement. On the Closing Date, any and all Liens, Claims, encumbrances and other interests on the Auction Sale Assets shall attach to the proceeds of the sale of the Auction Sale Assets (except to the extent such Liens, Claims, encumbrances and other interests are assumed by a Purchaser



ORDER CONFIRMING FIRST AMENDED PLAN OF REORGANIZATION FOR PETSEC ENERGY INC. - PAGE 16.

under its Purchase Agreement) to the same extent and with the same priority as if such property had not been sold.

         19. On the Closing Date, the Creditors are authorized and directed to execute such documents and take all other actions as may be necessary to release their Liens in or against the Auction Sale Assets, if any, as such Liens may have been recorded or may otherwise exist.

         20. Pursuant to Bankruptcy Code Section 365 and as provided in Section
16.2 of the Plan, the Debtor is authorized to (a) assume and assign the Executory Contracts listed in EXHIBIT 1-A to the applicable Purchaser effective on the applicable Closing Date; (b) assume and assign the Executory Contracts listed in EXHIBIT 1-B to the Liquidating Trust effective on the Effective Date; and (c) assume and retain all the Executory Contracts listed on EXHIBIT 1-C effective on the Effective Date. As provided in Section 16.2 of the Plan, all executory contracts and unexpired leases of the Debtor under Bankruptcy Code
Section 365 not listed on "EXHIBIT 1-A, 1-B OR 1-C" shall be deemed rejected effective as of the Effective Date, unless otherwise provided in the Plan (including, Section 16.5 of the Plan with respect to insurance policies which shall remain in full force and effect in accordance with such provision) or any Plan Document. The Debtor's time period for assuming any Executory Contract that is an unexpired lease of non-residential real property pursuant to Bankruptcy Code Section 365(d)(4) shall be extended until the date such Executory Contract is assumed by the Debtor as set forth in this paragraph and Section 16.1 of the Plan.

         21. In connection with the assumption and/or assumption and assignment of the Executory Contracts, except as specifically provided in the applicable Purchase Agreement, the Debtor shall cure any outstanding defaults that must be cured. All payments and other actions to cure any outstanding defaults with respect to the Executory Contracts are specified on EXHIBIT "B" attached hereto, and such payments



ORDER CONFIRMING FIRST AMENDED PLAN OF REORGANIZATION FOR PETSEC ENERGY INC. - PAGE 17.

are in full satisfaction of all monetary obligations due by the Debtor in connection with the property rights set forth in EXHIBIT "B". Neither the Debtor, the Liquidating Trust, the Reorganized Debtor (except as provided in the Plan with respect to Adjusted Costs) nor any Purchaser shall be required to take any other action or to make any other payment with respect to the cure of outstanding defaults under the Executory Contracts. All non-Debtor parties to the Executory Contracts are hereby barred and permanently enjoined from asserting any Claim or default which may exist under the Executory Contacts except as specified on EXHIBIT "B" attached hereto. The Debtor will make all cash payments listed on EXHIBIT "B" to the Minerals Management Service and the State Mineral Board of the State of Louisiana no later than November 30, 2000.

         22. The sale, transfer, assignment and delivery of the Auction Sale Assets shall not be subject to any Liens, Claims, encumbrances, or liabilities, except that each Purchaser shall assume the Debtor's obligations or liabilities under each Executory Contract assigned to it to the extent such obligations or liabilities arise after the effective date of such transaction as identified in such Purchaser's Purchase Agreement. Further, each Purchaser, upon closing its respective Auction Sale, shall be deemed to have assumed all of the Claims, encumbrances, liabilities and other obligations of the Estate as identified in the respective Purchase Agreement between the Debtor and such Purchaser, and the Liquidating Trust shall have no liability therefore.

         23. This Order (a) is and shall be effective as a determination that,
(i) on the Closing Date, all Liens existing as to the Auction Sale Assets prior to the Closing Date (except for Liens identified in a Purchaser's Purchase Agreement), and (ii) on the Effective Date, all Liens existing as to the Liquidating Trust Assets have been unconditionally released, discharged, cancelled, erased and terminated, and (b) is and shall be binding upon and shall govern the acts of all Persons including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of



ORDER CONFIRMING FIRST AMENDED PLAN OF REORGANIZATION FOR PETSEC ENERGY INC. - PAGE 18.

mortgages, recorders of deeds, registrar of conveyances, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other Persons who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the Auction Sale Assets. The respective clerks of court, recorders of mortgages and recorders of conveyances are hereby authorized, directed and ordered to cancel and erase the inscriptions of all such Liens as they relate to the Auction Sale Assets from their respective offices, and the respective clerks of court, recorders of conveyances and recorders of mortgages are hereby authorized, directed and required to note the cancellations of such inscriptions in the margins of their records where such inscriptions appear, insofar as such inscriptions are registered in the conveyance records.

         24. On the Closing Date, this Order will be construed and constitute for any and all purposes a full and complete general assignment, conveyance and transfer of the Auction Sale Assets or a bill of sale transferring good and marketable title in such Auction Sale Assets to the appropriate Purchaser. Each and every federal, state, and local governmental agency or department shall be, and hereby is, directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Purchase Agreements and the Plan.

         25. The transfer of the Auction Sale Assets pursuant to the Purchase Agreements and this Order and transfer of the Liquidating Trust Assets pursuant to the Plan, the Liquidating Trust Agreement and this Order is a transfer pursuant to Bankruptcy Code Section 1146(c) and, accordingly, shall not be taxed under any law imposing a sales tax, stamp tax, recording tax or similar tax.



ORDER CONFIRMING FIRST AMENDED PLAN OF REORGANIZATION FOR PETSEC ENERGY INC. - PAGE 19.

         26. The Plan Documents may embody such further changes and modifications thereto as may be approved by the Debtor (if before the Effective
Date), the Creditor's Committee (if before the Effective Date), any applicable Purchaser and the Liquidating Trustee (if after the Effective Date), as the case may be; provided, however, that any such change or modification that would have a material adverse effect on the parties receiving considerations or rights under any of the Plan Documents as amended or modified will not be effective unless approved by the Bankruptcy Court after due notice and hearing.

         27. After the execution of this Order by this Bankruptcy Court, with respect to each Purchase Agreement and the retention of the Retained Assets under the Plan and including the assumption and/or assumption and assignment of the Executory Contracts approved and authorized herein, the Purchasers (including PEL) shall be entitled to the protection of Bankruptcy Code Section 363(m). The transactions contemplated by the Purchase Agreements and/or the Plan are undertaken by the Debtor and each Purchaser in good faith, as that term is used in Bankruptcy Code Section 363(m). Accordingly, the reversal or modification on appeal of this Order and the authorization to consummate the transactions provided herein or in the Plan, the Plan Documents or any other agreement, document or instrument shall not affect the validity of any such transactions including, but not limited to the (a) transfers under the Purchase Agreements and this Order to the Purchasers and (b) the purchase by PEL and retention by the Reorganized Debtor of the Retained Assets under the Plan, unless this Order or such transfers are duly stayed pending such appeal.

         28. Each Purchase Agreement and the transactions and instruments contemplated thereby, shall be specifically performable and enforceable against and binding upon and not subject to rejection or avoidance by, the Debtor or any Chapter 7



ORDER CONFIRMING FIRST AMENDED PLAN OF REORGANIZATION FOR PETSEC ENERGY INC. - PAGE 20.

or Chapter 11 trustee of the Debtor and its Estate or any other Person acting on Debtor's behalf.

         29. The Petsec Energy Inc. Year 2000 Severance Plan (the "Severance Plan"), which pursuant to the Bankruptcy Court's Order dated June 20, 2000, authorized, among other things, the adoption and continuation of the Severance Plan, shall be extended and continued in full force and effect beyond its termination date of December 31, 2000, and through the Effective Date of the Plan so that all covered employees of the Debtor (other than Senior Management) shall continue to be eligible to receive benefits under the Severance Plan through the Effective Date of the Plan. Specifically, the Severance Plan is hereby amended so that the phrase "December 31, 2000" shall be deleted and in its place the phrase "the close of business on the Effective Date of the Company's First Amended Plan of Reorganization" shall be inserted in each place where such phrase "December 31, 2000" appears in each of Sections 1.1(c), 2.1, and 4.4. Each covered employee of the Debtor on the effective Date of the Plan shall either (a) be terminated before the close of business on the Effective Date of the Plan and therefore shall become entitled to the benefits under the Severance Plan or (b) if not so terminated by the Debtor, shall be entitled to a retention benefit payable on the Effective Date of the Plan equivalent to the severance payment that such employee would have received if they had been terminated on the Plan's Effective Date.

         30. Notwithstanding anything in this Order to the contrary, the transfers of State Lease Nos. 3771, 3773, 13580, 13890, 13891, 13892 and 14680
to Apache shall be subject to the post-closing consent of the State Mineral Board of the State of Louisiana.

         31. The Debtor is hereby authorized to immediately abandon High Island Block A-307 (OGS-G-15812) and High Island Block A-308 (OGS-G-15813) in accordance with Bankruptcy Code Section 554.



ORDER CONFIRMING FIRST AMENDED PLAN OF REORGANIZATION FOR PETSEC ENERGY INC. - PAGE 21.

         32. The discharge and release of Claims against the Debtors set forth herein and in Section 17.1 of the Plan shall neither diminish nor impair the enforceability of any of the insurance policies or bonds providing insurance coverage to the Debtor and certain other Persons including, without limitation, coverage regarding the indemnity and reimbursement of directors and officers of the Debtor purchased by or on behalf of the Debtor and any other Person, including, past and present officers and directors of the Debtor and which may cover claims against the Debtor and such Persons.

         33. The Debtor, the Transaction Broker and the Creditor's Committee and each of their respective members, employees, agents and Professionals and all other Persons who participated in the formulation, negotiation, solicitation, approval, and confirmation of the Plan shall be deemed to have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code with respect thereto and are entitled to the rights, benefits and protections of Bankruptcy Code Sections 1125(d) and 1125(e).

         34. Between Confirmation and the Effective Date, the Liquidating Trustee may be paid by the Estate for his fees, costs and expenses incurred in the ordinary course of business.

         35. Each insurance company who has issued a policy to the Debtor shall be enjoined against denying, refusing, altering or delaying coverage on any basis regarding or related to the Debtor's bankruptcy, the Plan or any provision within the Plan, including the treatment or means of liquidation set out within the Plan for Insured Claims.

         36. Each provision in the Plan shall be enforceable as though expressly set forth in this Order.

         37. Notwithstanding Bankruptcy Rule 3020(e), this Order shall be effective and enforceable immediately upon entry. The Bankruptcy Court also hereby waives the



ORDER CONFIRMING FIRST AMENDED PLAN OF REORGANIZATION FOR PETSEC ENERGY INC. - PAGE 22.

10-day stay set forth in Bankruptcy Rules 6004(g) and 6006(d) in order that the Auction Sales may be closed prior to the expiration of such 10-day period.

         SIGNED this 21st day of November 2000.



                                              /s/ Gerald Schiff
                                             -----------------------------------
                                                  HONORABLE GERALD H. SCHIFF
                                                  U.S. BANKRUPTCY JUDGE


SUBMITTED BY:
(UPON ENTRY, RETURN A COPY TO:)


Daniel C. Stewart
Paul E. Heath
VINSON & ELKINS L.L.P.
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
ATTORNEYS FOR THE DEBTOR



ORDER CONFIRMING FIRST AMENDED PLAN OF REORGANIZATION FOR PETSEC ENERGY INC. - PAGE 23.

                                   EXHIBIT "A"
                              TO CONFIRMATION ORDER


FIRST AMENDED PLAN OF REORGANIZATION DATED OCTOBER 13, 2000, AS RESTATED TO REFLECT ALL MODIFICATIONS THROUGH NOVEMBER 21, 2000.






ORDER CONFIRMING FIRST AMENDED PLAN OF REORGANIZATION FOR PETSEC ENERGY INC. - PAGE 24.

                                   EXHIBIT "B"
                              TO CONFIRMATION ORDER


                                CURE PAYMENTS(4)


         Claimant                                                      Amount
         --------                                                      ------

1.       Minerals Management Service                                 $751,869.90

2.       State Mineral Board of the
         State of Louisiana                                           539,688.00

3.       Landmark Graphics                                             98,490.89

4.       Energy Graphics, Inc.                                          2,104.85

5.       Energy Information, Inc.                                      14,526.63

6.       Merak Projects Inc.                                              560.00



----------

(4) Nothing contained herein shall constitute an admission that any contract or lease referred to herein is an executory contract or unexpired lease with the meaning of Bankruptcy Code Section 365.

ORDER CONFIRMING FIRST AMENDED PLAN OF REORGANIZATION FOR PETSEC ENERGY INC. - PAGE 25.